Exhibit 10.1

July 17, 2006

William Leonard
3111 West Allegheny Avenue
Philadelphia, PA 19132

Re:                  Interim CEO

Dear Bill:

This letter agreement (“Agreement”) shall serve to evidence your appointment as interim Chief Executive Officer of The Pep Boys — Manny, Moe & Jack (the “Company”).

1.             Your appointment shall continue until the earliest of (i) the appointment of a permanent Chief Executive Officer by the Board of Directors, (ii) your removal by the Board of Directors or (iii) the tender of your resignation to the Board of Directors.

2.             In exchange for your services, you shall receive a salary at a monthly rate of $83,333, payable in accordance with the Company’s normal payroll practices.  During your period of employment, you SHALL NOT be entitled to receive any cash consideration on account of your service on the Board of Directors, but shall be entitled to receive your customary equity grants.

3.             You specifically acknowledge that you SHALL NOT be entitled to receive or participate in any of the Company’s welfare, retirement or other benefits plans or receive any other perquisites.

4.             You shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by you during your employment by the Company or any of its affiliated companies and which shall not be public knowledge (other than by acts by you or your representatives in violation of this Agreement).  Following the termination of your employment by the Company, you shall not, without the prior written consent of the Company or as required by applicable law, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

5.             This Agreement shall inure to the benefit of and be binding upon the Company and its successors.   This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflict of laws.  The parties hereto agree that exclusive jurisdiction of any dispute regarding this Agreement shall be the state or federal courts located in Philadelphia, Pennsylvania.  EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY PROCEEDING OVER ANY DISPUTE ARISING UNDER THIS AGREEMENT.  This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereto, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

Sincerely yours,

/s/THE PEP BOYS—MANNY, MOE & JACK

Acknowledged and agreed to by:

/s/ William Leonard